FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-43766
(To Prospectus dated January 29, 2002)





                                 [LOGO OMITTED]



                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust


        This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

        The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                                 Primary
                                                                     Share       Trading
              Name of Company (1)                      Ticker       Amounts       Market
        ------------------------------------------  ------------  -----------  ------------
        Adobe Systems Incorporated                      ADBE           6          NASDAQ
        BMC Software, Inc.                              BMC            7           NYSE
        Check Point Software Technologies Ltd.          CHKP           6          NASDAQ
        Computer Associates International, Inc.          CA           17           NYSE
        Intuit Inc.                                     INTU           6          NASDAQ
        i2 Technologies, Inc.                           ITWO          10          NASDAQ
        Macromedia, Inc.                                MACR           1          NASDAQ
        Mercury Interactive Corporation                 MERQ           2          NASDAQ
        Micromuse Inc.                                  MUSE           2          NASDAQ
        Microsoft Corporation (2)                       MSFT          30          NASDAQ
        Nuance Communications, Inc.                     NUAN           1          NASDAQ
        Openwave Systems Inc.                           OPWV           2          NASDAQ
        Oracle Corporation                              ORCL          24          NASDAQ
        Peoplesoft, Inc.                                PSFT           8          NASDAQ
        SAP AG-preference shares *                      SAP           16           NYSE
        Sapient Corporation                             SAPE           3          NASDAQ
        Siebel Systems, Inc.                            SEBL           8          NASDAQ
        TIBCO Software Inc.                             TIBX           5          NASDAQ
        Veritas Software Corporation                    VRTS           7          NASDAQ

        ______________________

        *The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

        (1) As a result of the acquisition by International Business Machines Corp. of Rational Software Corp., Rational Software Corp. is no longer included in the Software HOLDRS. For the 5 shares of Rational Software Corp. previously represented in each round lot of 100 Software HOLDRS, the Bank of New York received $52.50, which was distributed at a rate of $0.51775 ($0.525 less a $0.007250 custody fee) per each Software HOLDR to holders of record on February 28, 2003.

        (2) Microsoft Corporation announced a two-for-one stock split on its common stock payable to shareholders of record on January 27, 2003. Microsoft Corporation began trading on a split-adjusted basis on February 18, 2003. As of February 21, 2003, the share amount of Microsoft Corporation represented by a round lot of 100 Software HOLDRS increased to 30 shares from 15 shares.

        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.